Exhibit 99.1

Nathaniel Energy Enters Into New $3 Million Contract for Italian Waste-to-Energy Project

Nathaniel Energy Resolved Matters With L & R Energy and Rescinded its Notice of Termination of the Gasifier Supply and Start Up Agreement

ENGLEWOOD, Colo., July 26/PRNewswire-FirstCall/ -- Nathaniel Energy Corporation (OTC Bulletin Board: NECX - News), a leader in renewable energy, announced that it has entered into a new $3,000,000 agreement for the Refuse Derived Fuel project in Cologna Veneta, Italy, and the related Gasifier Supply and Start-Up Agreement between Nathaniel Energy and L & R Energy has been reinstated.

New Italian Refuse Derived Fuel Project Agreement


Nathaniel Energy has entered into a new agreement with EcoIdea, L & R Energy and others for the Refuse Derived Fuel Project in Cologna Veneta, Italy. This agreement increases Nathaniel Energy's compensation for this project by approximately 43% to $3,000,000, whereby such increase was provided by EcoIdea, and the company will not be responsible for any additional costs for resources supplied by other parties. Nathaniel Energy will be paid directly by EcoIdea, the developer of the project. Under the new agreement, Nathaniel Energy is responsible to have one gasifier placed in service by July 29, 2004 and the plant must produce at least one kilowatt of electricity at that time. The agreement also provides that the two gasifiers must be completed by September 30, 2004 and each gasifier must produce 57,600,000 BTU per hour, capable of producing 19,240 kilograms/hour of steam.


Agreement with L & R Energy Reinstated


In relation to the new agreement, Nathaniel Energy and L & R Energy reached a mutual agreement to proceed with the project. Nathaniel Energy resolved matters with L & R Energy and rescinded its notice of termination of the Gasifier Supply and Start-Up Agreement (which the company had announced on July 2, 2004). Nathaniel Energy and L & R Energy also released each other of all previous claims, subject to the successful completion of the project. The company and L & R Energy plan to develop a relationship to work together on future waste-to-energy projects and explore innovative project delivery utilizing Nathaniel's Thermal Combustor(TM) technology.


Nathaniel Energy (www.nathanielenergy.com) provides industry with an alternative energy comparable to that of fossil fuels. Its proprietary patented technology, the Thermal Combustor(TM), is a 2-stage gasification system designed to combust waste, biomass, tires and any other solid, carbon-based materials into inexpensive electrical and thermal energy, while exceeding the most stringent EPA and European Union regulations.


Certain information contained in this press release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to have been made in this press release or which are otherwise made by or on behalf of us. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "explore," "consider," "anticipate," "intend," "could," "estimate," "plan," or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. Factors that may affect our results include, but are not limited to, the risks and uncertainties associated with:

     - Risks that other parties may not perform their obligations in the Italy project which would preclude us from performing our obligations on a timely basis, or at all.
     - Our ability to perform all of our responsibilities under the new contract for the Italy project on a timely basis or at all.
     - The ability of the Thermal Combustors(TM) to operate at levels required under the new contract for the Italy project.
     -  Risks related to dependency on a small number of customers.

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     -  Our ability to satisfy our customers' expectations.
     -  Our ability to employ and retain qualified management and employees.
     -  Changes in government regulations which are applicable to our business.
     - Changes in the demand for our products and services, including the impact from changes in governmental regulation and funding for alternative energy.
     -  Our ability to generate sufficient cash to pay our creditors.
     - Operating hazards relating to our gas business, tire shredding business and Thermal Combustor(TM) business.
     -  Potential mechanical failure of our plants or products.
     - Disruption in the economic and financial conditions primarily from the impact of terrorist attacks in the United States and overseas, threats of future attacks, police and military activities and other disruptive worldwide political events.


We are also subject to other risks detailed from time to time in our Securities and Exchange Commission filings. Any one or more of these uncertainties, risks and other influences could materially affect our results of operations and whether forward-looking statements made by us ultimately prove to be accurate. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.


For further information, please contact: Press, Dan Smith, +1-267-767-5336, dsmith@nathanielenergy.com, or Investor Relations, Tami Kamarauskas, +1-815-726-8720, tkamarauskas@nathanielenergy.com, both of Nathaniel Energy Corporation.